Exhibit 10.41

June 2, 2015

Building Materials Holding Corporation

980 Hammond Drive, NE

Atlanta, Georgia 30328

Attn: Peter Alexander, CEO

Stock Building Supply Holdings, Inc.

8020 Arco Corporate Drive, Suite 400

P.O. Box 90068

Raleigh, North Carolina 27617

Attn: Jeff Rea, CEO

COMMITMENT LETTER

$4501 MILLION SENIOR SECURED CREDIT FACILITY

Dear Messrs. Alexander and Rea:

As we, Wells Fargo Bank, National Association (Wells Fargo Bank, National Association, and/or one of its affiliates, “Wells Fargo”) and Goldman Sachs Bank USA (Goldman Sachs Bank USA, and/or one of its affiliates, “Goldman”; Wells Fargo and Goldman are hereinafter each referred to as a “Commitment Party” and collectively as the “Commitment Parties”), understand, Building Materials Holding Corporation, a Delaware corporation (“BMHC”) and Stock Building Supply Holdings, Inc., a Delaware corporation (“Stock”, and together with BMHC, individually and collectively, jointly and severally, “you”) are planning to combine their businesses by means of the merger of BMHC with and into Stock, with Stock as the survivor of such merger (the “Merger”). Each Commitment Party understands that you would like to obtain financing for Borrowers (as defined in the Term Sheet (as defined below)) in order to (a) refinance certain of BMHC’s existing indebtedness, (b) refinance certain of Stock’s existing indebtedness, (c) finance working capital, capital expenditures, and general corporate purposes of Borrowers and their subsidiaries (including Permitted Acquisitions (such term to be defined in a manner that is mutually acceptable to Agent (as defined in the Term Sheet) and Borrowers in the definitive documentation for the Facility (as defined below) (the “Loan Documents”), and (d) pay fees, costs, and expenses associated with the Merger and the transaction contemplated hereby (collectively, the “Transactions”).

[1]	Note: Pursuant to the terms of the Indenture (as defined below), the maximum amount of indebtedness that can be incurred under this facility is the greater of (x) $200,000,000, and (y) the Borrowing Base (as defined in the Indenture) as of the date of such incurrence, less in each case the aggregate outstanding amount of indebtedness under a Receivables Facility (as defined in the Indenture) (this clause (y) shall be known as the “Indenture Limitation”). All references in the Commitment Letter and the Term Sheet (including, in each case, the annexes thereto) to any commitment amount or any facility amount shall in all cases be subject to the Indenture Limitation.

Building Materials Holding Corporation

Stock Building Supply Holdings, Inc.

June 2, 2015

The Commitment Parties are pleased to provide you with this commitment letter and the annexes attached hereto (the “Commitment Letter”), and the term sheet and the annexes attached thereto (the “Term Sheet”), which establish the terms and conditions under which (x) Wells Fargo commits to provide to Borrowers $300,000,000 of a $450,000,000 senior secured revolving credit facility (the “Facility”), and (y) Goldman commits to provide to Borrowers $150,000,000 of the Facility. The parties acknowledge and agree that the commitments of the Commitment Parties hereunder are several, and not joint or joint and several, and no Commitment Party shall be responsible for the failure of any other Commitment Party to fund its respective commitment. The parties acknowledge and agree that the Term Sheet and this Commitment Letter (a) describe all of the conditions precedent to the availability of the Facility, and (b) summarize or reference all of the covenants, representations, and events of default (but do not purport to summarize or reference all of the other provisions (other than conditions precedent, which are the subject of the preceding clause (a))) that will be contained in the definitive documentation for the Facility. The parties agree that such covenants, representations, warranties and other provisions (to the extent not already addressed in the Term Sheet or this Commitment Letter) (other than conditions precedent, which are the subject of the preceding clause (a)) will be based on Documentation Principles.

Confidentiality

(a) You agree that this Commitment Letter (including the Term Sheet) is for your confidential use only and that neither its existence, nor the terms hereof or thereof, will be disclosed by you to any person other than your respective officers, directors, employees, accountants, attorneys, and other advisors, and then only on a “need-to-know” basis in connection with the Transactions contemplated hereby and on a confidential basis. The foregoing notwithstanding, you may (i) (A) following your acceptance of this Commitment Letter in accordance herewith and your return of an executed counterpart of this Commitment Letter to the Commitment Parties, file or make such other public disclosures of the terms and conditions hereof (including the Term Sheet, but not including the fee letter dated the date hereof (the “Fee Letter”)) as you are required pursuant to any contractual reporting requirements under that certain Indenture, dated as of September 30, 2013, by and among BMHC, the other parties signatory thereto, and Wilmington Trust, National Association (the “Indenture”), in connection with the filing by Stock of a registration statement on Form S-4, or by law (including in any filings required by the Securities and Exchange Commission, other stock exchanges, and any other regulatory authorities who have jurisdiction over Stock and/or BMHC), in the opinion of your counsel, to make, (B) make disclosures as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (C) make disclosures as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that prior to any disclosure under this clause (C), you agree to provide the Commitment Parties with prior notice thereof, to the extent that it is practicable to do so and to the extent that you are permitted to provide such prior notice to the Commitment Parties pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule or regulation, (D) make disclosures as may be agreed to in advance in writing by the Commitment Parties, and (E) make disclosures as requested or as required by any governmental authority pursuant to any subpoena or other legal process; provided, that prior to any disclosure under this clause (E), you agree to provide the Commitment Parties with prior notice thereof, to the extent that it is practicable to do so and to the extent that you are permitted to provide such prior notice to the Commitment Parties pursuant to the terms of the subpoena or other legal process, (ii) make disclosures as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by you, any Loan Party (as defined in the Term Sheet), or any of their respective affiliates), (iii) disclose the aggregate fee

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amount contained in the Fee Letter as part of a generic disclosure in either the Projections (as defined below), pro forma information, or aggregate sources and uses related to fee amounts related to the Transactions, in each case to the extent customary or required in offering and marketing materials for the Facility or in any required public filing relating to the Transactions or pursuant to any contractual reporting requirements under the Indenture, and (iv) make disclosures in connection with any litigation or other adverse proceeding involving parties to this Commitment Letter; provided, that prior to any disclosure to a party other than any Commitment Party, their respective affiliates, and their respective counsel under this clause (iv) with respect to litigation involving a party other than any Commitment Party and their respective affiliates, you agree to provide the Commitment Parties with prior notice thereof.

(b) Each Commitment Party agrees that material, non-public information regarding you and your respective subsidiaries, and your and their operations, assets, and existing and contemplated business plans shall be treated by such Commitment Party in a confidential manner, and shall not be disclosed by such Commitment Party to persons who are not parties to this Commitment Letter, except: (i) to such Commitment Party’s officers, directors, employees, attorneys, advisors, accountants, auditors, and consultants on a “need to know” basis in connection with Transactions and on a confidential basis, (ii) to subsidiaries and affiliates of such Commitment Party; provided, that any such subsidiary or affiliate shall have agreed to receive such information hereunder subject to the terms of this clause (b), (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that prior to any disclosure under this clause (iv), such Commitment Party agrees to provide you with prior notice thereof, to the extent that it is practicable to do so and to the extent that such Commitment Party is permitted to provide such prior notice to you pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance by you, (vi) as requested or required by any governmental authority pursuant to any subpoena or other legal process; provided, that prior to any disclosure under this clause (vi), such Commitment Party agrees to provide you with prior notice thereof, to the extent that it is practicable to do so and to the extent that such Commitment Party is permitted to provide such prior notice to you pursuant to the terms of the subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by such Commitment Party), (viii) in connection with any proposed assignment or participation of such Commitment Party’s interest in the Facility; provided, that any such proposed assignee or participant shall have agreed to receive such information subject to the terms of this clause (b), and (ix) in connection with any litigation or other adverse proceeding involving parties to this Commitment Letter; provided, that prior to any disclosure to a party other than you, the Lenders, their respective affiliates and their respective counsel under this clause (ix) with respect to litigation involving a party other than you, the Lenders, and their respective affiliates, such Commitment Party agrees to provide you with prior notice thereof.

(c) Anything to the contrary in this Commitment Letter notwithstanding, each of you agrees, on behalf of yourself, that (i) each Commitment Party shall have the right to provide information concerning the Facility to loan syndication and reporting services, and (ii) that the Projections, the Marketing Materials, and all other information provided by or on behalf of you and your respective affiliates to any Commitment Party regarding you and your respective affiliates, and the Transactions in connection with the Facility may be disseminated by or on behalf of such Commitment Party to prospective lenders and other persons, who have agreed to be bound by confidentiality undertakings on substantially the terms set forth in this section or as is otherwise reasonably acceptable to you and such Commitment Party (including as agreed in any Marketing Materials), all in accordance with such Commitment Party’s

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June 2, 2015

standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at potential lender or other meetings). You hereby further authorize each Commitment Party to download copies of your respective logos from their respective websites and post copies thereof on SyndTrak® or similar workspace and use the logos on any confidential information memoranda, presentations and other Marketing Materials prepared in connection with the syndication of the Facility (which shall in any event require “click through” or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof, in each case on terms reasonably acceptable to you and such Commitment Party).

Costs and Expenses

In consideration of the issuance of this letter by each Commitment Party and recognizing that in connection with the Transactions each Commitment Party has been and will be incurring fees, costs and expenses (including, without limitation, fees and disbursements of counsel, search and filing fees, costs and expenses of due diligence, transportation, duplication, messenger, collateral reviews, appraisal, valuations, field examinations, syndication (including the costs and expenses related to Lender Meetings (as hereinafter defined)), and consultant costs and expenses), you hereby agree to pay or reimburse each Commitment Party, within three business days of demand therefor, for all such reasonable and documented fees, costs and expenses, regardless of whether the Transactions are consummated (but in respect of legal fees, costs, and expenses, limited to the fees, costs, and expenses of (i) one primary outside counsel for the Commitment Parties as a whole, (ii) one local counsel per relevant jurisdiction, (iii) one or more additional counsel if one or more actual or potential conflicts of interest arise, and (iv) with your prior consent, such other counsel as the Commitment Parties reasonably determine is necessary (such consent not to be unreasonably withheld or delayed) (“Legal Costs”)). You also agree to pay all reasonable and documented fees, costs and expenses of each Commitment Party (including, without limitation, Legal Costs) incurred in connection with the enforcement of any of its rights and remedies hereunder.

Anything contained herein to the contrary notwithstanding, your obligations under this section shall terminate at the time of the initial funding of the Facility.

Fees

You agree to pay or cause Borrowers to pay the fees set forth on Annex A to the Term Sheet and in the Fee Letter to the payee specified therein, in immediately available funds, as and when indicated therein.

Indemnification

You agree to indemnify, defend, and hold harmless each Commitment Party, each of their respective affiliates, and each of their respective officers, directors, employees, agents, advisors, attorneys, and representatives (each, an “Indemnified Person”) as set forth on Annex B to this Commitment Letter. The parties agree that the indemnification (and other) provisions shall be as set forth on Annex B to this Commitment Letter and those provisions are incorporated herein by this reference.

Syndication

The parties agree that the syndication provisions shall be as set forth on Annex A to this Commitment Letter and those provisions are incorporated herein by this reference.

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Building Materials Holding Corporation

Stock Building Supply Holdings, Inc.

June 2, 2015

Conditions

The several commitments of the Commitment Parties to provide their respective portions of the Facility shall be subject to only the conditions precedent set forth in Annex B to the Term Sheet.

Notwithstanding anything in this Commitment Letter, the Term Sheet or any other letter agreement or other undertaking concerning the Facility to the contrary, (a) the only representations and warranties relating to BMHC and Stock and their subsidiaries and their businesses, the accuracy of which shall be a condition to the availability of the Facility on the Closing Date (as defined below) shall be (i) such of the representations and warranties made by you in that certain Merger Agreement dated as of the date hereof, by and between BMHC and Stock (as amended, supplemented, or modified to the extent permitted herein, the “Merger Agreement”), to the extent that either of you has a right not to consummate the transactions contemplated by the Merger Agreement or to terminate your obligations under the Merger Agreement as a result of a breach of such representations and warranties (the “Specified Merger Agreement Representations”), and (ii) the Specified Representations (as defined below), and (b) the terms of the Facility shall contain no condition precedent to the funding of the Facility on the Closing Date other than those set forth in Annex B to the Term Sheet, the satisfaction of which shall obligate the Commitment Parties to provide their respective portions of the Facility on the terms set forth in this Commitment Letter and the Term Sheet (it being understood that, to the extent any collateral is not provided on the Closing Date after the Loan Parties’ use of commercially reasonable efforts to do so (other than (x) the filing of Uniform Commercial Code financing statements, and (y) the delivery of stock certificates of any certificated domestic subsidiaries of the Loan Parties), the providing of such collateral shall not constitute a condition precedent to the availability of the Facility on the Closing Date but shall be required to be provided after the Closing Date pursuant to arrangements to be mutually agreed upon). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Loan Documents relating to organization and existence of the Loan Parties; power and authority (as it relates to the due authority, execution and delivery and enforceability of the Loan Documents); due authorization, execution, delivery and enforceability, in each case, related to the Loan Parties entering into and performing the Loan Documents; non-contravention of the Loan Documents with the Loan Parties’ governing documents; solvency on a consolidated basis on the Closing Date (as evidenced by a solvency certificate in the form of Annex D); status of the Facility and the guarantees thereof as senior debt; Federal Reserve Bank margin regulations; the Investment Company Act; use of proceeds not violating the Patriot Act, FCPA, OFAC or other anti-terrorism laws; and, subject to parenthetical in clause (b) above, the perfection of the security interests granted in the collateral as of the Closing Date (subject to permitted liens). This paragraph, and the provisions herein, shall be referred to as the “Closing Date Conditionality Provisions”.

Exclusivity Provision and Fees

The parties agree that the exclusivity provision and fees shall be as set forth in the Fee Letter and those provisions are incorporated herein by this reference.

Information

BMHC (with respect to information relating to BMHC and its subsidiaries) and Stock (with respect to information relating to Stock and its subsidiaries) hereby represent and warrant that (a) all written information and written data other than (i) the Projections, and (ii) information of a general economic or industry specific nature (such information and data, the “Information”) that has been or will be made available to any Commitment Party by or on behalf of you or any of your representatives, taken as a

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whole, is or will be, when furnished, true and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time), and (b) the Projections that have been or will be made available to any Commitment Party, any Lender or potential Lender by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections are so furnished to such Commitment Party, it being understood that the Projections are as to future events and are not to be viewed as facts, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that if, at any time prior to the later of the Closing Date and the date of the completion of a Successful Syndication (as defined below), you become aware that any of the representations and warranties made by you in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then (in the case of Information and Projections relating to you) you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations and warranties will be correct in all material respects under those circumstances. In arranging and syndicating the Facility, each Commitment Party will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities

You acknowledge that each Commitment Party or one or more of its affiliates may be providing or proposing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or your affiliates may have conflicting interests regarding the transactions described herein or otherwise. You also acknowledge that no Commitment Party has any obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained by such Commitment Party from other companies.

You further acknowledge and agree that in connection with the Transactions, (a) no fiduciary, advisory or agency relationship between you, on the one hand, and any Commitment Party, on the other hand, is intended to be or has been created in respect of any of the Transactions, irrespective of whether such Commitment Party or one or more of its affiliates has advised or is advising you on other matters, (b) each Commitment Party, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of such Commitment Party, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the Transactions, (d) you have been advised that each Commitment Party or one or more of its affiliates is engaged in a broad range of transactions that may involve interests that differ from your interests and that such Commitment Party has no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty and agree that no Commitment Party shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors. For the avoidance of doubt, the provisions of this paragraph apply only to the Transactions and the relationships and duties created in connection with the Transactions.

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Building Materials Holding Corporation

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June 2, 2015

You further acknowledge that each Commitment Party or one or more of its affiliates is or may be a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party or one or more of its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any debt or other securities and/or financial instruments so held by such Commitment Party or one or more of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

As you know, Goldman, Sachs & Co. has been retained by you (or one of your affiliates) as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Merger. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Financial Advisor, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other. Each of the Commitment Parties hereto acknowledges (i) the retention of Goldman, Sachs & Co. as the Financial Advisor, and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of Goldman Sachs or its affiliates.

Governing Law, Etc.

This Commitment Letter, the Term Sheet, and the Fee Letter, the rights of the parties hereto or thereto with respect to all matters arising hereunder or related hereto, and any and all claims, controversies or disputes arising hereunder or related hereto shall be governed by, and construed in accordance with, the law of the State of New York; provided, that the interpretation of the definition of “Material Adverse Effect” (as defined in the Merger Agreement and used herein) and the determination of the accuracy of the Specified Merger Agreement Representations and whether as a result of any inaccuracy thereof you (or any of your affiliates) have the right to terminate your (or their) obligations under the Merger Agreement or decline to consummate the Merger, shall be governed by and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the parties hereto agrees that all claims, controversies, or disputes arising hereunder or hereto shall be tried and litigated only in the state courts, and to the extent permitted by applicable law, federal courts located in New York, New York and each of the parties hereto submits to the exclusive jurisdiction and venue of such courts relative to any such claim, controversy or dispute.

Waiver of Jury Trial

To the maximum extent permitted by applicable law, each party hereto irrevocably waives any and all rights to a trial by jury in respect of to any claim, controversy, or dispute (whether based in contract, tort, or otherwise) arising out of or relating to this Commitment Letter, the Term Sheet, or the Transactions or the actions of any Commitment Party or any of their respective affiliates in the negotiation, performance, or enforcement of this Commitment Letter, the Term Sheet, or the Transactions or the actions of any Commitment Party or any of their respective affiliates in the negotiation, performance, or enforcement of this Commitment Letter and the Term Sheet. The parties also agree to the judicial reference provisions set forth on Annex C to this Commitment Letter and agree that such provisions are incorporated herein by this reference.

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Building Materials Holding Corporation

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June 2, 2015

Patriot Act

Each Commitment Party hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), such Commitment Party may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address, tax identification number and other information regarding the Loan Parties that will allow such Commitment Party to identify the Loan Parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. You agree to provide and cause the Loan Parties to provide each Commitment Party, prior to the Closing Date, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

Counterparts; Electronic Execution

This Commitment Letter (together with the Term Sheet and the Fee Letter) sets forth the entire agreement between the parties with respect to the matters addressed herein, supersedes all prior communications, written or oral, with respect to the subject matter hereof, and may not be amended or modified except in writing signed by the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telefacsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto, and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. In the event that this Commitment Letter is terminated or expires, the Costs and Expenses, Fees, Indemnification, Confidentiality, Exclusivity Provision and Fees, Sharing Information; Absence of Fiduciary Relationship; Affiliate Transactions, Governing Law, Etc., Waiver of Jury Trial provisions hereof, and the Judicial Reference provisions set forth on Annex C to this Commitment Letter shall survive such termination or expiration; provided, that if the Loan Documents are executed, the sections relating to Costs and Expenses, Fees (other than with respect to the “Flex Provisions” set forth therein), Indemnification and Confidentiality shall be superseded by the corresponding provisions of the Loan Documents. Anything contained herein to the contrary notwithstanding, your obligations under this Commitment Letter, other than your obligations under the paragraph captioned “Syndication”, shall terminate at the time of the initial funding of the Facility.

Nothing contained herein shall limit or preclude any Commitment Party or any of their respective affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any entity or person whatsoever, including, without limitation, any competitor, supplier or customer of you or any of your respective affiliates, or any other entity or person that may have interests different than or adverse to such entities or persons. No Commitment Party nor any of their respective affiliates has assumed or will assume an advisory, agency, or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether such Commitment Party or any of their respective affiliates has advised or is currently advising you or your affiliates on other matters).

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This Commitment Letter shall expire at 11:59 p.m. (California time) on June 2, 2015, unless prior thereto each Commitment Party has received a copy of this Commitment Letter and the Fee Letter signed by each of you. In the event the initial funding under the Facility (the “Closing Date”) does not occur on or prior to December 31, 2015, then each Commitment Party’s several commitment to provide their respective portions of the Facility shall automatically expire on such date. If you elect to deliver your signed counterpart of this Commitment Letter by telecopier or other electronic transmission, please arrange for the executed original to follow by next-day courier to Wells Fargo Bank, National Association, 2450 Colorado Avenue, Suite 3000W, Santa Monica, California 90404.

Very truly yours, WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Nicholas M. Ply
Nicholas M. Ply Its Authorized Signatory

GOLDMAN SACHS BANK USA

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

[SIGNATURE PAGE TO COMMITMENT LETTER]

ACCEPTED AND AGREED TO this 2nd day of June, 2015 BUILDING MATERIALS HOLDING CORPORATION
By:	/s/ Peter Alexander
Name:	Peter Alexander
Title:	CEO

[SIGNATURE PAGE TO COMMITMENT LETTER]

STOCK BUILDING SUPPLY HOLDINGS, INC.

By:	/s/ James F. Major, Jr.
Name:	James F. Major, Jr.
Title:	EVP/CFO

[SIGNATURE PAGE TO COMMITMENT LETTER]

ANNEX A

Syndication Provisions

While (a) Wells Fargo has provided a several commitment for $300,000,000 of the Facility (the “Wells Fargo Commitment”), and (b) Goldman has provided a several commitment for $150,000,000 of the Facility (the “Goldman Commitment”), subject to the terms and conditions of this Commitment Letter and the Term Sheet, prior to and/or after the execution of definitive documentation for the Facility, (i) Wells Fargo agrees to use its commercially reasonable efforts to arrange and syndicate $75,000,000 of the Wells Fargo Commitment (the “Wells Fargo Syndicated Commitments”) to other lenders identified by Wells Fargo and reasonably acceptable to you, and (ii) Wells Fargo agrees to use its commercially reasonable efforts to arrange and syndicate $100,000,000 of the Goldman Commitment (the “Goldman Syndicated Commitments”; the Wells Fargo Syndicated Commitments and the Goldman Syndicated Commitments, collectively, the “Syndicated Commitments”) to other lenders identified by Wells Fargo and/or Goldman and reasonably acceptable to you. Any syndication by Wells Fargo of the Syndicated Commitments will affect the Wells Fargo Syndicated Commitments and the Goldman Syndicated Commitments as follows: (A) prior to the syndication in full of the Wells Fargo Syndicated Commitments, for every dollar of the Syndicated Commitments that is syndicated, 66.67% of such dollar shall be allocated to the syndication of the Wells Fargo Syndicated Commitments (based on the Wells Fargo Commitment comprising 66.67% of the total Facility), and 33.33% of such dollar shall be allocated to the syndication of the Goldman Syndicated Commitments (based on the Goldman Commitment comprising 33.33% of the total Facility); and (B) after the syndication in full of the Wells Fargo Syndicated Commitments, for every dollar of the Syndicated Commitments that is syndicated, 100% of such dollar shall be allocated to the syndication of the Goldman Syndicated Commitments.

It is agreed that (i) Wells Fargo, acting alone or through or with an affiliate selected by it, will act as a joint lead arranger and a joint bookrunner for any syndication of the Facility, and (ii) Goldman, acting alone or through or with an affiliate selected by it, will act as a joint lead arranger and a joint bookrunner for any syndication of the Facility. Wells Fargo will have “left” and “highest” placement in any and all marketing materials and documentation used in connection with the Facility and will be entitled to undertake the responsibilities typically associated with “left” and “highest” placement, including maintaining sole physical books in respect of the Facility. Wells Fargo will be entitled to act as sole agent for the Facility and will be entitled to perform the duties and exercise the authority customarily associated with such role. Each Commitment Party will be entitled to manage all aspects of any syndication of their respective portions of the Facility, in consultation with you, including decisions as to the selection of prospective lenders to be approached and included (with your consent, not to be unreasonably withheld, conditioned or delayed), the timing of all offers to prospective lenders, the amount offered, the allocation and acceptance of prospective commitments, and the amount of compensation payable to prospective lenders. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed and no other titles will be awarded in connection with the Facility unless agreed to by the Commitment Parties. You also agree that no lender will receive any compensation for its participation in the Facility except as expressly agreed to and offered by the Commitment Parties. In addition, you agree that each Commitment Party shall have the right to provide customary information concerning the terms and conditions of the Facility to loan syndication and pricing reporting services, and to use the name, logos, and other insignia of BMHC and Stock in any “tombstone” or comparable advertising, on its website or in other marketing materials of such Commitment Party. For purposes hereof, “Successful Syndication” shall be deemed to mean a syndication in which (a) Wells Fargo has been able to obtain and has accepted commitments from lenders willing to provide 100% of the Wells Fargo Syndicated Commitments, and (b) Wells Fargo has been able to obtain and has accepted commitments from lenders willing to provide 100% of the Goldman Syndicated Commitments. Notwithstanding each Commitment Party’s respective rights to syndicate their respective portions of the

Facility and receive commitments with respect thereto, except with respect to assignments among Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC, no Commitment Party shall be relieved or released from its respective obligations hereunder in connection with any syndication, assignment or participation until the initial funding under the Facility has occurred on the Closing Date and the Commitment Parties shall retain exclusive control over all rights and obligations with respect to the Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Notwithstanding anything to the contrary contained in this Annex A, the Commitment Letter or the Fee Letter, neither the commencement nor the completion of the syndication of the Facility shall constitute a condition precedent to the Closing Date.

You agree to cooperate in such syndication process and use commercially reasonable efforts to assist the Commitment Parties in forming a syndicate reasonably acceptable to the Commitment Parties and you. Such assistance shall include but will not be limited to:

(a)	making senior management and representatives available to participate in meetings and to provide information to prospective lenders at such times and places as shall be mutually agreed among the Commitment Parties and you (each, a “Lender Meeting”),

(b)	using commercially reasonably efforts to ensure that each Commitment Party’s syndication efforts benefit from the existing lending relationships of BMHC and Stock, and

(c)	assisting in the preparation of the Marketing Materials (as defined below).

To assist each Commitment Party in its syndication efforts, you agree to promptly prepare and provide to each Commitment Party such customary and reasonably available information with respect to you and the Transactions as such Commitment Party may reasonably request, including, without limitation, (a) financial information and projections as such Commitment Party may reasonably request, including a business plan for fiscal years 2015 through 2016 (on a quarterly basis; provided, that availability and liquidity projections shall be provided on a monthly basis) and fiscal years 2017 through 2019 (on an annual basis), and a written analysis of the business and prospects of you and your respective subsidiaries for such period (the “Projections”), (b) a customary confidential information memorandum that includes information customarily included in confidential memoranda for a credit facility similar to the Facility with respect to you and the Transactions as such Commitment Party may reasonably request, including the Projections (the “Marketing Materials”), and (c) a version of the Marketing Materials (the “Public Information Materials”) that does not contain Projections or other material non-public information concerning you and your respective affiliates or securities for purposes of the United States federal and state securities laws (“Material Non-Public Information”). You understand that in arranging and syndicating the Facility, each Commitment Party may use and rely on the Marketing Materials without independent verification thereof and that you will promptly notify each Commitment Party of any changes in circumstances that could be expected to call into question the continued reasonableness of any assumption underlying the Projections.

Before distribution of any Marketing Materials (a) to prospective lenders that do not wish to receive Material Non-Public Information concerning you, and your respective affiliates or securities (such lenders, “Public Lenders;” all other lenders, “Private Lenders”), BMHC (with respect to information relating to BMHC and its subsidiaries) and Stock (with respect to information relating to Stock and its subsidiaries) agrees to provide each Commitment Party with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of Material Non-Public Information therein, and (b) to prospective Private Lenders, you agree to provide each Commitment Party with a customary letter authorizing the dissemination of those materials. In addition, at any Commitment Party’s request, you will identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC.” You agree that each Commitment Party may distribute the following documents in the form provided to you or your counsel a reasonable time prior to their distribution to all prospective lenders, unless you or your counsel advise such Commitment Party in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (i) administrative materials for prospective lenders such as lender meeting invitations and funding and closing memoranda, (ii) drafts and final versions of the definitive documentation for the Facility, (iii) the Term Sheet and any “marketing term sheet”, and (iv) notification of changes in the terms of the Facility. If you advise any Commitment Party that any of the foregoing items should be distributed only to Private Lenders, then such Commitment Party agrees not to distribute such materials to Public Lenders without your prior written consent (including by email).

To ensure an orderly and effective syndication of the Facility you agree that (a) from the date hereof until the earlier of the completion of a Successful Syndication and 90 days following the Closing Date, you will not, and will not permit any of your subsidiaries to, syndicate or issue, attempt to syndicate or issue, or announce or authorize the announcement of the syndication or issuance of, any debt securities or commercial bank or other credit facilities (other than (x) the syndication of the Facility as contemplated hereby, (y) any increase in commitments under the BMHC Facility (as defined in the Term Sheet) that are contemplated to go effective concurrently with the execution and delivery of the Commitment Letter, and (z) any indebtedness permitted to be incurred in accordance with the terms of the Merger Agreement in effect on the date hereof), including any renewals or refinancings of any existing debt facility, without the prior written consent of each Commitment Party, and (b) it is a condition to each Commitment Party’s several commitments hereunder that each Commitment Party shall have a period (commencing on the date after delivery of information required to be provided by you for the final Marketing Materials (excluding information customarily provided by an arranger in the preparation of a confidential information memorandum) (the “Required Information”)) of not less than 25 consecutive days prior to the Closing Date to seek to syndicate their respective portions of the Facility (the “Marketing Period”). If you in good faith reasonably believe that you have delivered the Required Information, you may deliver to each Commitment Party a written notice to that effect (stating when it believes it completed any such delivery), in which case you shall be deemed to have delivered the Required Information as of the date of delivery of such notice unless any Commitment Party in good faith reasonably believes that you have not completed delivery of the Required Information and, within three business days after the delivery of such notice by you, such Commitment Party delivers a written notice to you to that effect (stating with specificity which portion of the Required Information you have not delivered).

ANNEX B

Indemnification Provisions

Capitalized terms used herein shall have the meanings ascribed to them in the commitment letter, dated June 2, 2015 (the “Commitment Letter”), addressed to Building Materials Holding Corporation and Stock Building Supply Holdings, Inc. (individually and collectively, jointly and severally, each an “Indemnifying Party”) from Wells Fargo Bank, National Association (Wells Fargo Bank, National Association, and/or one of its affiliates, “Wells Fargo”) and Goldman Sachs Bank USA (Goldman Sachs Bank USA, and/or one of its affiliates, “Goldman”).

To the fullest extent permitted by applicable law, each Indemnifying Party agrees that it will indemnify, defend, and hold harmless each of the Indemnified Persons from and against (i) any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, (ii) any and all actions, suits, proceedings and investigations in respect thereof, and (iii) any and all legal or other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Persons is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, resulting from any act or omission of any of the Indemnified Persons), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) the Transactions, (b) the Commitment Letter, the Term Sheet, or the Facility, or (c) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions in, information furnished by such Indemnifying Party, or any of their respective subsidiaries or affiliates, or any other person in connection with the Transactions or the Commitment Letter; provided, that such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement of an Indemnified Person to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from (A) the gross negligence or willful misconduct of such Indemnified Person, (B) claims between or among Indemnified Persons that do not involve any acts or omissions of an Indemnifying Party, or (C) a material breach by such Indemnified Person of its obligations under the Commitment Letter.

These Indemnification Provisions shall be in addition to any liability which the Indemnifying Party may have to the Indemnified Persons.

If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Indemnifying Party with reasonable promptness; provided, that any failure by any of the Indemnified Persons to so notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder. Wells Fargo, on behalf of itself and each of its affiliates, and each of their respective officers, directors, employees, agents, advisors, attorneys, and representatives (the “WF Indemnified Persons”), shall have the right to retain counsel of its choice to represent the WF Indemnified Persons, and the Indemnifying Party shall pay the fees, expenses, and disbursements of such counsel (but limited to the fees, expenses, and disbursements of (i) one primary outside counsel for the Indemnified Persons, (ii) one local counsel per relevant jurisdiction, (iii) one or more additional counsel if one or more actual or potential conflicts of interest arise, and (iv) with the Indemnifying Party’s prior consent, such other counsel as Wells Fargo reasonably determines is necessary (such consent not to be unreasonably withheld or delayed)), and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party. Goldman, on behalf of itself and each of its affiliates, and each of their respective officers, directors, employees, agents, advisors, attorneys, and representatives (the “Goldman Indemnified Persons”), shall have the right to retain counsel of its choice to represent the Goldman Indemnified Persons, and the Indemnifying Party shall pay the fees, expenses, and disbursements of such counsel (but limited to the fees, expenses, and disbursements of (i) one primary outside counsel for the Indemnified Persons, (ii) one local counsel per relevant jurisdiction, (iii) one or more additional counsel if one or more actual or potential conflicts of interest arise, and (iv) with the Indemnifying Party’s prior consent, such other counsel as Goldman reasonably determines is necessary (such consent not to be unreasonably withheld or delayed)), and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party. The Indemnifying Party shall be liable for any settlement of any claim against any of the Indemnified Persons made with its written consent, which consent shall not be unreasonably withheld. Without the prior written consent of Wells Fargo, the Indemnifying Party shall not settle or compromise any claim of any WF Indemnified Person, permit a default or consent to the entry of any judgment in respect thereof. Without the prior written consent of Goldman, the Indemnifying Party shall not settle or compromise any claim of any Goldman Indemnified Person, permit a default or consent to the entry of any judgment in respect thereof.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found by a judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, and also the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Persons collectively and in the aggregate, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation.

Neither expiration nor termination of the several commitments of the Commitment Parties under the Commitment Letter or funding or repayment of the loans under the Facility shall affect these Indemnification Provisions which shall remain operative and continue in full force and effect.

ANNEX C

Judicial Reference Provisions

(a) IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE JURY TRIAL WAIVER SET FORTH IN THE COMMITMENT LETTER IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i) WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THE COMMITMENT LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”) SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE GENERAL REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii) THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS GENERAL REFERENCE AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS GENERAL REFERENCE AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii) UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN TEN DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv) EXCEPT AS EXPRESSLY SET FORTH IN THIS GENERAL REFERENCE AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE GENERAL REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE GENERAL REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT

WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER; PROVIDED, THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v) THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi) THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THE COMMITMENT LETTER.

ANNEX D

Form of Solvency Certificate

[            ], 2015

Reference is made to that certain Second Amended and Restated Senior Secured Credit Agreement of even date herewith (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among [            ]. Capitalized terms used in this certificate but not specifically defined herein shall have the meanings ascribed to them in the Credit Agreement.

The undersigned, the Chief Financial Officer of BUILDING MATERIALS HOLDING CORPORATION, a Delaware corporation (“Company”), hereby certifies on behalf of Company, in his capacity as Chief Financial Officer of Company and not in his individual capacity, that (a) as of the date hereof, he is the Chief Financial Officer of Company and as such, he is authorized to execute and deliver this Solvency Certificate on behalf of Company, (b) he (i) is familiar with the finances, properties, businesses and assets of Borrowers and their Subsidiaries, (ii) has reviewed the Loan Documents and such other documentation and information and has made such investigation and inquiries as he has deemed necessary and prudent therefor, and (iii) has also reviewed the consolidated financial statements of Borrowers and their Subsidiaries, including projected financial statements and forecasts relating to income statements and cash flow statements of Borrowers and their Subsidiaries, and (c) on and as of the date hereof, both immediately before and immediately after giving effect to (i) the extensions of credit under the Credit Agreement being made on the date hereof, (ii) the consummation of the transactions contemplated in the Credit Agreement to occur on the date hereof, (iii) the consummation of the Merger, (iv) the payment of all fees and expenses required to be paid by Borrowers on the Closing Date under the Credit Agreement, the other Loan Documents, and the Merger Documents, and (v) any rights of contribution (items (i) through (v), collectively, the “Transactions”), (1) the Fair Value of the assets of the Borrowers and their Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities, (2) the Present Fair Salable Value of the assets of the Borrowers and their Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities, (3) the Borrowers and their Subsidiaries taken as a whole do not have Unreasonably Small Capital, and (4) the Borrowers and their Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature. For purposes of this certificate, the following terms have the following meanings:

(A) “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Borrowers and their Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(B) “Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Borrowers and their Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(C) “Stated Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrowers and their Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(D) “Identified Contingent Liabilities” means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrowers and their Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrowers.

(E) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature” means for the period from the date hereof through the Maturity Date, the Borrowers and their Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of Identified Contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Loan Parties as reflected in the projected financial statements and in light of the anticipated credit capacity.

(F) “Do not have Unreasonably Small Capital” means for the period from the date hereof through the Maturity Date, the Borrowers and their Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for such period. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Loan Parties as reflected in the projected financial statements and in light of the anticipated credit capacity.

IN WITNESS WHEREOF, I have executed this Solvency Certificate as of the date first written above.

BUILDING MATERIALS HOLDING CORPORATION

By:
Name:
Chief Financial Officer

TERM SHEET

This Term Sheet is part of the commitment letter, dated June 2, 2015 (the “Commitment Letter”), addressed to Building Materials Holding Corporation (“BMHC”) and Stock Building Supply Holdings, Inc. (“Stock”) by Wells Fargo Bank, National Association (Wells Fargo Bank, National Association, and/or one of its affiliates, “Wells Fargo”) and Goldman Sachs Bank USA (Goldman Sachs Bank USA, and/or one of its affiliates, “Goldman”), and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein and the accompanying Annexes shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.

Borrowers:	Initially, BMHC (the “Initial Borrower”) and, upon consummation of the Merger and assumption by Stock of the obligations of the Initial Borrower under the Loan Documents, Stock, and certain of Stock’s subsidiaries to be mutually agreed upon (each, a “Borrower” and collectively, jointly and severally, the “Borrowers”).

Guarantors:	All of each Borrower’s present and future restricted subsidiaries (other than any Excluded Subsidiary) (each, a “Guarantor” and collectively, jointly and severally, the “Guarantors”). Such Guarantors, together with Borrowers, each a “Loan Party” and collectively, jointly and severally, the “Loan Parties”). As used herein, an “Excluded Subsidiary” shall include: (a) a subsidiary organized under the laws of a jurisdiction other than the United States or a political subdivision thereof, (b) a controlled foreign corporation (each a “CFC”) or a direct or indirect subsidiary of a CFC, (c) any person substantially all of the assets of which consist (or are treated as consisting) of equity securities in one or more CFCs, (d) a non-wholly-owned subsidiary, or (e) immaterial subsidiaries to be mutually agreed upon; provided, that in no event shall any subsidiary constitute an “Excluded Subsidiary” if such subsidiary has guaranteed all or any portion of any capital markets debt securities of any Borrower or any Guarantor.

Lenders and Agent:	Wells Fargo, Goldman, and such other lenders (the “Lenders”) as the Commitment Parties elect to include within the syndicate that are reasonably acceptable to Borrowers. Wells Fargo and/or one or more of its affiliates shall be the sole agent for the Lenders (in such capacity, the “Agent”).

Facility:	A senior secured revolving credit facility (the “Facility”) in a maximum credit amount (“Maximum Credit Amount”) of $450,000,000.

Joint Lead Arrangers:	Wells Fargo and Goldman

Joint Bookrunners:	Wells Fargo and Goldman

Building Materials Holding Corporation

Stock Building Supply Holdings, Inc.

June 2, 2015

Revolver:	Advances under the Revolver (“Advances”) will be available up to the Maximum Credit Amount then in effect. In addition, the amount of Advances plus Letters of Credit shall not, at any time, exceed the Borrowing Base (as hereinafter defined).

Borrowing Base:

(A) an amount equal to the result of (i) the sum of (x) 85.0% of the amount of the Loan Parties’ eligible accounts (other than any credit card receivables) (not older than 90 days from invoice date and not having sales terms of 60 days or more; provided, that up to $15,000,000 of accounts with invoices with sales terms equal to or greater than 60 days but less than 90 days shall be eligible up to 120 days from invoice date), plus, (y) without duplication of the foregoing clause (x), the lesser of (1) $10,000,000, and (2) 90.0% of the Loan Parties’ eligible credit card receivables, less (ii) reserves in respect of actual or estimated warranty claims, and less (iii) reserves of 1.0% for each incremental percentage in dilution greater than 5.0%; plus

(B) availability based upon the Loan Parties’ inventory up to the least of the following: (i) 60.0% of the Maximum Credit Amount then in effect, (ii) 70.0% of the book value of eligible inventory (including eligible non-stock inventory aged less than 60 days), less (a) reserves in respect of vendor discounts, and (b) reserves in respect of volume rebates, and (iii) 85.0% times the net orderly liquidation value of eligible inventory (including eligible non-stock inventory aged less than 60 days), less (a) reserves in respect of vendor discounts, and (b) reserves in respect of volume rebates; plus

(C) the lesser of (i) $50,000,000, and (ii) the sum of (a) 5.0% of the amount of the Loan Parties’ eligible accounts, and (b) the lesser of (x) 5.0% of the book value of eligible inventory, and (y) 5.0% times the net orderly liquidation value of eligible inventory (the “FILO Availability”); minus

(D) if Borrowers’ and their respective subsidiaries’, on a consolidated basis, fixed charge coverage ratio drops below (i) 1.10:1.00 at any time from the Closing Date through and including December 31, 2016, or (iii) 1.25:1.00 at any time thereafter, a reserve equal to the amount of the FILO Availability; minus

(E) rent reserves and other reserves established by the Agent in its permitted discretion.

Letter of Credit Subfacility:	Under the Revolver, Borrowers will be entitled to request that Agent issue letters of credit (each, a “Letter of Credit”) in an aggregate amount not to exceed $75,000,000 at any one time outstanding. The aggregate amount of outstanding Letters of Credit will be reserved against the credit availability created under the Borrowing Base.

Building Materials Holding Corporation

Stock Building Supply Holdings, Inc.

June 2, 2015

Uncommitted Accordion:	From time to time during the period from and after the Closing Date through but not including the Maturity Date (but not on more than three occasions), Borrowers will have the option to increase commitments under the Revolver (each an “Accordion Advance”) in an aggregate total principal amount for all Accordion Advances not to exceed $100,000,000, in each case, by delivery of a written notice of such proposed Accordion Advance to Agent if (a) the representations and warranties in the Loan Documents qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects on and as of the increase effective date with the same effect as if made on and as of such increase effective date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date), and to the extent such Accordion Advance is being used to finance a Permitted Acquisition or similar investment, it shall be subject to customary “Sungard” limitations, (b) no default or event of default shall exist as of the increase effective date, (c) Borrowers have delivered to Agent updated pro forma projections (after giving effect to the proposed Accordion Advance) for Borrowers and their respective subsidiaries, (d) either Agent or Borrowers have obtained the commitment of one or more Lenders or other lenders reasonably satisfactory to Agent and Borrowers to provide the proposed Accordion Advance (for the avoidance of doubt, no Lender shall have any obligation whatsoever to provide or consider providing any Accordion Advance and may refuse to provide any requested Accordion Advances for any reason or no reason at all); provided, that each Lender shall have the right to increase its commitment and only if sufficient Lenders do not agree to increase their commitments, then Agent or Borrowers may invite any prospective lender who is reasonably satisfactory to Agent and Borrowers to become a Lender in connection with the proposed Accordion Advance, (e) Borrowers have provided an officer’s certificate from the chief financial officer (or equivalent) of Stock certifying that the proposed Accordion Advance is permitted under the Intercreditor Agreement between Agent and Wilmington Trust, National Association (if in effect at such time), (f) Borrowers have reached agreement with Lenders or other lenders providing the proposed Accordion Advance with respect to the interest margins applicable thereto (which interest margins may be higher than or equal to the interest margins applicable to the Revolver in effect immediately prior to the proposed date of making of the proposed Accordion Advance) and has communicated the amount of such interest

Building Materials Holding Corporation

Stock Building Supply Holdings, Inc.

June 2, 2015

margins to Agent, (g) Borrowers have reached agreement with Lenders or other lenders providing the proposed Accordion Advance with respect to any supplemental closing fee to be paid on account thereof, and (h) Borrowers and Agent have reached agreement on the amount of any agency fee to be paid by Borrowers to Agent on the increase effective date. If the interest margins that are to be applicable to the proposed Accordion Advance are higher than the interest margins applicable to the Revolver in effect immediately prior to the proposed date of making of the proposed Accordion Advance (the amount by which the interest margins are higher, the “Excess”), then the interest margins applicable to the Revolver in effect immediately prior to the proposed date of making of the proposed Accordion Advance shall be automatically increased by the amount of the Excess, effective on the increase effective date. Accordion Advances made on any one occasion shall be in an aggregate amount of at least $15,000,000 and integral multiples of $15,000,000. Any Accordion Advances made pursuant to the uncommitted accordion shall, except as may be agreed by Agent, Borrowers, and Lenders or prospective lenders agreeing to provide the Accordion Advances have identical terms to the terms governing the Revolver immediately prior to the making of such Accordion Advances (including with respect to fees payable with respect thereto and the LIBOR Rate and Base Rate floors, but except as otherwise explicitly permitted with respect to the interest margins); provided, that such terms shall not be more favorable to Lenders or prospective lenders providing such Accordion Advances than those governing the Revolver immediately prior to the giving effect to the making of such Accordion Advances except as otherwise explicitly permitted with respect to interest margins.

Optional Prepayment:	The Advances may be prepaid in whole or in part from time to time without penalty or premium (subject to funding losses). The Revolver commitments may be reduced from time to time without penalty or premium (subject to funding losses). The Facility may be prepaid and the commitments terminated in whole at any time without penalty or premium (subject to funding losses).

Mandatory Prepayments:	The Loan Documents governing the Facility will contain mandatory prepayments consistent with the Documentation Principles.

Use of Proceeds:	To (a) refinance certain of BMHC’s existing indebtedness, (b) refinance certain of Stock’s existing indebtedness, (c) finance working capital, capital expenditures, and general corporate purposes of Borrowers and their subsidiaries, and (d) pay fees, costs, and expenses associated with the Transactions.

Building Materials Holding Corporation

Stock Building Supply Holdings, Inc.

June 2, 2015

Fees and Interest Rates:	As set forth on Annex A to this Term Sheet.

Term:	Earlier of (a) five years from the Closing Date, and (b) 90 days prior to the maturity date of BMHC’s existing senior notes , or if BMHC’s existing senior notes are refinanced or repaid, 90 days prior to the new senior note maturity date (“Maturity Date”).

Collateral:	The Loan Documents governing the Facility will grant to Agent the same collateral in the same priority as is currently granted in the BMHC Facility (as defined below).

Collection:	The Loan Parties will direct all of their customers to remit all collections to deposit accounts that are subject to control agreements among the Loan Parties, Agent, and a depository bank that is satisfactory to Agent (it being agreed that depository banks used by each of BMHC and Stock and their respective subsidiaries as of the date hereof are satisfactory to Agent). The Agent shall have full dominion over all collections and cash will be swept against the Advances on a daily basis at all times from and after the date that the depository bank receives written notification (a “Cash Sweep Notification”) from Agent. Agent shall not provide a Cash Sweep Notification to the depository bank unless and until (A) an event of default has occurred and is continuing, (B) availability for three consecutive days is less than the greater of (1) $45,000,000, and (2) 12.5% of the lesser of (x) the Borrowing Base then in effect, and (y) the Maximum Credit Amount then in effect (the “Line Cap”), or (C) availability is less than the greater of (1) $45,000,000, and (2) 10.0% of the Line Cap. Agent shall notify the depository bank that it is rescinding the Cash Sweep Notification if (x) no event of default exists, and (y) at least 60 consecutive days have elapsed since the date of the depository bank’s receipt of the Cash Sweep Notification in which availability as of the end of each such day is greater than the greater of (1) $45,000,000, and (2) 12.5% of the Line Cap.

Representations and Warranties:	The Loan Documents governing the Facility will contain representations and warranties consistent with the Documentation Principles (as defined below); provided, that the truth and accuracy of the representations and warranties made on the Closing Date shall be subject to the Closing Date Conditionality Provisions.

Affirmative Covenants:	The Loan Documents governing the Facility will contain affirmative covenants consistent with the Documentation Principles. Notwithstanding the foregoing, weekly Borrowing

Building Materials Holding Corporation

Stock Building Supply Holdings, Inc.

June 2, 2015

Base reporting shall only be required from (i) any date that (x) availability for three consecutive days is less than the greater of (1) $45,000,000, and (2) 12.5% of the Line Cap, or (y) availability is less than the greater of (1) $45,000,000, and (2) 10.0% of the Line Cap, until (ii) the date that availability has been greater than the greater of (A) $45,000,000, and (B) 12.5% of the Line Cap for a period of at least 30 consecutive days.

Negative Covenants:

The Loan Documents governing the Facility will contain negative covenants consistent with the Documentation Principles. Notwithstanding the foregoing:

(1) limitations on (a) subject to adjustments to be mutually agreed upon that are consistent with the business plan for the combined businesses, indebtedness secured by purchase money liens, and (b) unsecured indebtedness, shall in each case be consistent with the BMHC Facility;

(2) so long as no default or event of default has occurred and is continuing or would immediately result therefrom, investments shall be unlimited so long as either (a)(i) Borrowers shall have delivered to Agent written confirmation, supported by reasonably detailed calculations, that on a pro forma basis, Borrowers and their respective subsidiaries would have had a fixed charge coverage ratio of at least 1.00:1.00 for the four fiscal quarter period ended immediately prior to the making of the investment for which financial statements have been or are required to have been delivered, and (ii) after giving effect to the investment, Borrowers would have availability of at least the greater of (x) $67,500,000, and (y) 15% of the Line Cap, or (b) after giving effect to the investment, Borrowers would have availability of at least the greater of (x) $90,000,000, and (y) 20% of the Line Cap;

(3) so long as no default or event of default has occurred and is continuing or would immediately result therefrom, restricted payments shall be unlimited so long as either (a)(i) Borrowers shall have delivered to Agent written confirmation, supported by reasonably detailed calculations, that on a pro forma basis, Borrowers and their respective subsidiaries would have had a fixed charge coverage ratio of at least 1.00:1.00 for the four fiscal quarter period ended immediately prior to the making of the restricted payment for which financial statements have been or are required to have been delivered, and (ii) after giving effect to the restricted payment, Borrowers would have availability of at least the greater of (x) $78,750,000, and (y) 17.5% of the Line Cap, or (b) after giving effect to the restricted payment, Borrowers would have availability of at least the greater of (x) $101,250,000, and (y) 22.5% of the Line Cap;

Building Materials Holding Corporation

Stock Building Supply Holdings, Inc.

June 2, 2015

(4) so long as no event of default has occurred and is continuing or would immediately result therefrom, purchase of Stock’s equity securities from present or former officers, employees or directors of Borrowers or any of their subsidiaries following the death, disability or termination of employment or in connection with the repurchase of such equity securities in order to pay taxes of such officer, employee or director in accordance with any stock incentive plan approved by Stock’s board of directors, in an aggregate amount not to exceed $5,000,000 in any fiscal year; and

(5) so long as no default or event of default has occurred and is continuing or would immediately result therefrom, prepayments of other indebtedness shall be unlimited so long as either (a)(i) Borrowers shall have delivered to Agent written confirmation, supported by reasonably detailed calculations, that on a pro forma basis, Borrowers and their respective subsidiaries would have had a fixed charge coverage ratio of at least 1.00:1.00 for the four fiscal quarter period ended immediately prior to the making of the prepayment for which financial statements have been or are required to have been delivered, and (ii) after giving effect to such prepayment, Borrowers would have availability of at least the greater of (x) $78,750,000, and (y) 17.5% of the Line Cap, or (b) after giving effect to such prepayment, Borrowers would have availability of at least the greater of (x) $101,250,000, and (y) 22.5% of the Line Cap.

Financial Covenant:	Borrowers and their respective subsidiaries, on a consolidated basis, shall be required to maintain on a quarterly basis, from any date that availability is less than or equal to the greater of (i) $40,000,000, and (ii) 10.0% of the Line Cap until the date that availability has been greater than the greater of (A) $40,000,000, and (B) 10.0% of the Line Cap for a period of at least 30 consecutive days, a minimum fixed charge coverage ratio at least 1.00:1.00 for the twelve month period then ending.

Events of Default:	The Loan Documents governing the Facility will contain events of default consistent with the Documentation Principles.

Conditions Precedent to Closing:	Solely the conditions precedent set forth on Annex B to this Term Sheet.

Assignments:	The Loan Documents governing the Facility will contain assignment provisions consistent with the Documentation Principles.

Building Materials Holding Corporation

Stock Building Supply Holdings, Inc.

June 2, 2015

Governing Law and Forum:	State of New York.

Majority Lenders:	At any time, Lenders (other than defaulting Lenders) whose aggregate pro rata shares (such term to be defined in a manner as is customary or otherwise mutually acceptable to Agent and Borrowers) exceed 50%.

Counsel to Agent:	Paul Hastings LLP.

Documentation Principles:	The definitive documentation for the Facility will contain the terms set forth in this Term Sheet (as may be modified by the “flex” provisions of the Fee Letter) and be substantially consistent with (1) that certain Amended and Restated Senior Secured Credit Agreement, dated as of September 20, 2013, by and among BMHC, the other parties signatory thereto, and Agent (as amended to date), and the other “Loan Documents” referred to therein (the “BMHC Facility”); and (2) that certain Credit Agreement, dated as of June 30, 2009, by and among Stock, the other parties signatory thereto, and Agent (as amended to date), and the other “Loan Documents” referred to therein, in each case subject to (a) certain baskets, thresholds, and exceptions that are to be mutually agreed upon based upon the model received by Agent on May 20, 2015, (b) such other modifications to reflect the operational requirements of Borrowers and their subsidiaries in light of their size, industry business, business practices and operations after giving effect to the Merger, and (c) modifications to reflect reasonable administrative, agency, and operational requirements of Agent (such precedent and requirements, the “Documentation Principles”).

Building Materials Holding Corporation

Stock Building Supply Holdings, Inc.

June 2, 2015

Annex A

Interest Rates and Fees

Interest Rate Options	Borrower may elect that the loans bear interest at a rate per annum equal to:

(i) the Base Rate plus the Applicable Margin; or

(ii) the LIBOR Rate plus the Applicable Margin.

As used herein:

The “Base Rate” means the greatest of (a) the prime lending rate as announced from time to time by WFB, (b) the Federal Funds Rate plus 1⁄2%, and (c) the one month LIBOR Rate (which rate shall be determined on a daily basis), plus 1%.

The “LIBOR Rate” means the rate per annum as reported on Reuters Screen LIBOR01 page (or any successor page) two business days prior to the commencement of the requested interest period, for a term, and in an amount, comparable to the interest period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with the definitive credit agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error. The LIBOR Rate shall be available for interest periods of one, two, or three months.

“Applicable Margin” means, as of any date of determination, the following margin that corresponds to the Average Availability of Borrowers for the most recently completed fiscal quarter; provided, that for the period from the Closing Date through the last day of the second full fiscal quarter occurring after the Closing Date, the Applicable Margin shall be set at Level II:

Level	Average Availability (percentage based on the Maximum Credit Amount then in effect)	Applicable Margin Relative to Base Rate Loans	Applicable Margin Relative to LIBOR Rate Loans

I	> 66%	0.25 percentage points	1.25 percentage points

II	< 66% and > 33%	0.50 percentage points	1.50 percentage points

III	< 33%	0.75 percentage points	1.75 percentage points

Building Materials Holding Corporation

Stock Building Supply Holdings, Inc.

June 2, 2015

“Average Availability” means, with respect to any period, the sum of the aggregate amount of availability for each business day in such period (calculated as of the end of each respective business day) divided by the number of business days in such period.

The amount of obligations outstanding from time to time in an amount up to the FILO Availability shall bear interest and fees in an amount 0.75% per annum above the rate otherwise applicable thereto (such additional margin, the “FILO Margin”).

Interest Payment Dates	In the case of loans bearing interest based upon the Base Rate (“Base Rate Loans”), monthly in arrears.

In the case of Loans bearing interest based upon the LIBOR Rate (“LIBOR Rate Loans”), on the last day of each relevant interest period.

Letter of Credit Fees and Cash Collateral Requirements	The Loan Documents governing the Facility will contain the same letter of credit fees and cash collateral requirements that are currently set forth in the BMHC Facility.

Default Rate	The Loan Documents governing the Facility will contain the same default rate provisions that are currently set forth in the BMHC Facility.

Unused Revolver Fee	A fee in an amount equal to 0.25% per annum times the unused portion of the Revolver shall be due and payable monthly in arrears.

Rate and Fee Basis	All per annum rates shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

Other Fees:	As agreed to by the parties in the Fee Letter.

Building Materials Holding Corporation

Stock Building Supply Holdings, Inc.

June 2, 2015

Annex B

The availability of the Facility is subject solely to the satisfaction of each of the following conditions precedent (in each case, subject to the Closing Date Conditionality Provisions):

(a) Subject to the limitation set forth in the section entitled “Conditions” in the Commitment Letter and the Documentation Principles (in each case, to the extent applicable), delivery of Loan Documents duly executed by the Loan Parties, including, without limitation, a credit agreement, customary security agreements, customary pledge agreements, a customary intercompany subordination agreement, customary borrowing notice, and receipt of other documentation customary for transactions of this type including customary legal opinions, officers’ certificates (including a customary solvency certificate in the form attached as Annex D to the Commitment Letter), instruments necessary to perfect the Agent’s security interest in the Collateral, evidence of corporate authority for each Loan Party (including copies of governing documents for each Loan Party certified as of a recent date by the appropriate governmental official) and certificates of status for each Loan Party issued as of a recent date by the jurisdictions of organization of each Loan Party;

(b) (i) The Specified Representations shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof; provided, that to the extent that any Specified Representation is qualified or modified by “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Material Adverse Effect” (as defined in the Merger Agreement) for purposes of the making or deemed making of such Specified Representation on, or as of, the Closing Date (or any date prior thereto)) on the Closing Date; and (ii) the Specified Merger Agreement Representations shall be true and correct in all material respects but, with respect to the Specified Merger Agreement Representations, only to the extent that BMHC or Stock has the right to terminate its obligations under the Merger Agreement (or not consummate the Merger) as a result of a breach of any such Specified Merger Agreement Representation;

(c) The Merger shall have been consummated and, on the Closing Date immediately after giving effect to the Transactions, Borrowers and their restricted subsidiaries shall have no outstanding third party indebtedness for borrowed money other than the Facility, the Indenture, and indebtedness permitted to be incurred and remain outstanding under the Merger Agreement or the Loan Documents;

(d) Each Commitment Party shall have received, at least five days prior to the Closing Date, all documentation and other information about the Loan Parties reasonably requested in writing at least ten days prior to the Closing Date and reasonably determined by such Commitment Party to be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act;

(e) Minimum availability under the Facility plus qualified cash of the Loan Parties at closing, after giving effect to the Merger and the initial use of proceeds (including the payment of all fees and expenses), of not less than $75,000,000;

(f) The Merger shall have been or, substantially concurrently with the initial borrowing under the Facility shall be, consummated in all material respects in accordance with the terms of the Merger Agreement, without giving effect to any modifications or amendments waivers or consents thereto that are materially adverse to the Lenders in their capacities as such without the consent of Agent (not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (i) any

Building Materials Holding Corporation

Stock Building Supply Holdings, Inc.

June 2, 2015

change to the definition of “Material Adverse Effect” contained in the Merger Agreement shall be deemed to be materially adverse to the Lenders, and (ii) any waiver of the requirements set forth in Sections 7.01(a), (c), (d), or (e) of the Merger Agreement shall be deemed to be materially adverse to the Lenders); and since January 1, 2015, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement); and

(g) Each Commitment Party shall have been afforded the Marketing Period, and all fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least two business days prior to the Closing Date, shall, upon the initial borrowings under the Facility, have been, or will be substantially simultaneously, paid (which amounts may, at your option, be offset against the proceeds of the Facility).